UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): November 10, 2011

Z3 Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53443	75-3076597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7322 S. Rainbow Blvd.

Suite 194

Las Vegas, NV 89139

(Address of principal executive offices, including zip code)

(702) 508-9255
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

o      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR         240.14d-2(b))

o      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR

        240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Secretary

On November 10, 2011, by unanimous consent, the Board of Directors appointed Judson Bibb, age 54, to serve as Z3 Enterprises, Inc.’s (the “Company”) Secretary.

From December 2010 to the present, Mr. Bibb has served as a director of Z3 Enterprises, Inc. From September 2010 to December 2010, he served as president, treasurer, secretary and director of the Company. From July 2002 to September 2010, he served as president, treasurer, secretary and director of Bibb Corporation, a multi-media producer of content targeting the marginally literate.

From 1983 until the present, he has performed freelance production assignments as a multi-media producer and marketer for a wide-ranging clientele that spans the beverage, automotive, transportation, manufacturing, travel, housing, retail and high technology sectors. In the process, he produced or created over 350 commercials, music videos, documentaries, video news releases, travel videos, industrials, infomercials, television shows and advertising campaigns. He wrote articles for magazines and newspapers as well as copy for websites and press releases, created wireless audio content for Nextel subscribers and supervised research for a new video download technology.

Judson Bibb graduated cum laude from the University of South Florida in 1980 with a B.A. in Mass Communications-Film.

Mr. Bibb was selected to serve as the secretary of the Company because of his experience in the Company as a director and former executive.

The Company has not yet established a compensation plan for Mr. Bibb.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2011	Z3 Enterprises, Inc.
(Registrant)

	By:	/s/ Quentin Ponder
Quentin Ponder, Chief Executive Officer

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